EXHIBIT 10.27

The Amendment to Restricted Share Agreement substantially in the form attached hereto has been entered into by the Registrant with each of Harold M. Messmer, Jr., M. Keith Waddell, Paul F. Gentzkow, Robert W. Glass, Michael C. Buckley and Steven Karel. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the individual agreements are not being filed.

ROBERT HALF INTERNATIONAL INC.

AMENDMENT TO RESTRICTED SHARE AGREEMENT

This Amendment to Restricted Share Agreement (the “Amendment”) is made and entered into effective as of November 8, 2012, by and between              (“Participant”) and Robert Half International Inc. (the “Company”).

For good and valuable consideration, to the sufficiency of which the parties acknowledge and agree, the Restricted Shares Agreements between Participant and the Company dated as of February 9, 2011, and April 12, 2012, (respectively, the “2011 Agreement” and the “2012 Agreement”) are amended as set forth below.

1. Section 19 of each of the 2011 Agreement and the 2012 Agreement is hereby amended and restated in its entirety as follows:

“19. Additional Negative Discretion. In addition to the Performance Conditions set forth in Section 4 of this Agreement and notwithstanding the vesting schedule set forth in Section 2 of this Agreement or anything to the contrary in the Plan, 100% of the shares that would otherwise be eligible to vest on the second vesting date (i.e., 50% of the total shares subject to the Restricted Share Award, after adjustment, if any, for the operation of the Earnings per Share Performance Condition specified in Section 4 of this Agreement) (the “Second Vesting Date Shares”) shall be subject to forfeiture based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the companies that comprise the S&P 500 Index as of May 6, 2012 and December 31, 2014 (the “S&P 500 TSR”) for the period commencing on May 6, 2012 and ending on December 31, 2014 (the “TSR Measurement Period”). The calculation of the Final Award and the total number of shares that may be forfeited, if any, based on the Company’s relative TSR shall be determined as follows:

(i) if the Company’s TSR for the TSR Measurement Period is at or below the 35th percentile relative to the S&P 500 TSR, then 100% of the Second Vesting Date Shares shall be forfeited;

(ii) if the Company’s TSR for the TSR Measurement Period is at or above the 50th percentile relative to the S&P 500 TSR, then no Second Vesting Date Shares shall be forfeited in calculating the Final Award as a result of the Company’s TSR; and

(iii) to the extent the Company’s TSR for the TSR Measurement Period is between the 35th and 50th percentile relative to the S&P 500 TSR, linear interpolation shall be used to determine the percentage of Second Vesting Date Shares that shall be forfeited. For example, if the Company’s relative TSR is at the 40th percentile, then 66.67% of the Second Vesting Date Shares shall be forfeited.

If, as of the second vesting date, the determination by the Compensation Committee of the TSR described above shall not have occurred, the Second Vesting Date shares shall remain held in escrow by the Company. Any non-forfeited shares held in escrow pursuant to this Section 19 shall be released upon the Compensation Committee’s determination of the Company’s TSR shortly following the completion of the TSR Measurement Period.

For purposes of this Restricted Share Award, “Total Shareholder Return” or “TSR” shall be equal to the average price of a share of common stock during the thirty (30) trading days prior to and ending on the last trading day on or immediately prior to the last day of the TSR Measurement Period less the average price of a share of common stock during the thirty (30) trading days prior to and ending on the last trading day on or immediately prior to the first day of the TSR Measurement Period, plus all dividends payments made during the TSR Measurement Period, which are assumed to be re-invested as of the date of such dividend distribution, divided by the average price of a share of common stock during the thirty (30) trading days prior to and ending on the last trading day on or immediately prior to the first day of the TSR Measurement Period, with all prices to be automatically proportionately adjusted as applicable in the event of a stock split, reverse stock split, combination, consolidation, reclassification or subdivision.”

2. Full Force and Effect. To the extent not expressly amended hereby, the 2011 Agreement and the 2012 Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROBERT HALF INTERNATIONAL INC.

By

Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.